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                                                                   EXHIBIT 10.37


                              SETTLEMENT AGREEMENT


This Agreement which is executed on this 17th day of January, 2000 is by and among:

MFIC Corporation, formerly Microfluidics International Corporation, a corporation organized under the laws of Delaware ("MFIC" or the "Company"); and

J.B. Jennings and Bret A. Lewis ("Jennings & Lewis") in their individual capacities and Bret Lewis' in his capacity as the President of JLJ Properties, Inc. ("JLJ Inc.") and Lake Shore Industries, Inc., formerly Epworth Manufacturing Company ("Lake Shore").

WHEREAS: On or about August 14, 1998 MFIC purchased the assets and selected liabilities of Epworth Manufacturing Company, a corporation organized under the laws of Michigan ("Epworth") and the purchased the assets and selected liabilities of Morehouse-COWLES, Inc., a corporation organized under the laws of California ("MC");

WHEREAS: The beneficial owners of Epworth and MC were Jennings & Lewis, each of whom held 50% of the outstanding shares of Epworth and MC;

WHEREAS: As a result of the August 14, 1998 purchase of the assets and selected liabilities of Epworth and MC by MFIC, said MFIC issued two promissory notes to Lake Shore in the aggregate amount of Eight Hundred Thousand Dollars ($800,000) (the "Subordinated Loans") where said notes were subordinated to a loan to MFIC from Comerica Bank ("Comerica").

WHEREAS: MFIC, Lakeshore and Jennings & Lewis have indicated their intention to restate the Subordinated Notes and to settle other pending disputes between them through this Agreement;

WHEREAS: MFIC and JLJ Inc. have been involved in litigation pertaining to a dispute relating to a lease executed by MFIC in favor of JLJ Inc. (the "M-43 lease"), which the parties now agree to settle, and

WHEREAS: MFIC, Jennings & Lewis, Lake Shore, and JLJ Inc. have executed a letter of understanding dated December 20, - 1999, which agreement is herein incorporated by reference and a copy of which is attached hereto as EXHIBIT A.

THEREFORE: the parties warrant and agree as follows:

     1. MFIC and JLJ Inc. warrant and agree to settle all disputes relating to the M-43 litigation, including the - withdrawal by MFIC of all pending litigation, with prejudice, in exchange for MFIC tendering JLJ Inc. payment totaling Fifty Eight Thousand Dollars ($58,000) under the following terms and conditions:

          A. MFIC shall, upon execution of: (i) this Agreement and (ii) the Termination of Lease agreement attached hereto as EXHIBIT B, tender to JLJ Inc. a check in the amount of Thirty Thousand Dollars ($30,000) - based upon approval of a letter of understanding dated December 20, 1999 by JLJ Inc., Lake Shore, and Jennings & Lewis.


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               The balance due to JLJ Inc. in the amount of Twenty Eight
               Thousand Dollars ($28,000) shall be paid to JLJ Inc. not later than one business day after the closing by MFIC of a new credit facility of up to Four Million Five Hundred Thousand Dollars ($4,500,000) which shall replace the current facility with Comerica (the "2000 Credit Facility"). However, JLJ Inc. acknowledges and agrees that should MFIC be unable to close on the 2000 Credit Facility on or before June 30, 2000 then the balance due shall be added to the balance of any then outstanding subordinated promissory note(s) due Lake Shore or such notes as shall be contemplated hereby or entered into herein after.

     2. The subordinated loans ("Subordinated Loans") as set forth in the August 14, 1998 Acquisition of the Assets and Assumption of Selected Liabilities Agreement (the "August 14 Agreements") will be restated as of the date of the closing of the 2000 Credit Facility and will reflect that at such closing, the total obligation to Jennings & Lewis will be Eight Hundred Thousand Dollars ($800,000) (the "Subordinated Loan Balance") which will specifically include any and all interest which has accrued and is then currently unpaid and any other deductions or set-off to which either MFIC, Lake Shore, or Jennings & Lewis may have or be entitled to under any rights or agreements.

     3. Jennings & Lewis, individually and on behalf of Lake Shore, warrant and agree that they will accept as payment in full for Five Hundred Thousand Dollars ($500,000) of the Subordinated Loan Balance, Five Hundred Thousand (500,000) shares of MFIC Common Stock (the "Shares"). The Shares shall be issued to Jennings & Lewis, without registration, at a price of One Dollar ($1.00) per share (the "Issue Price"). Jennings & Lewis acknowledge that they are currently shareholders in MFIC and that they fully understand that MFIC shares are traded solely on the NASDAQ - Over The Counter Bulletin Board ("OTC-BB") and that as such, the per share value determined herein above has been set solely by agreement of MFIC and Jennings & Lewis and is not necessarily reflective of the book, current or future value of MFIC stock. Jennings & Lewis further acknowledge that as of the date of execution of this Agreement, MFIC stock is trading on the OTC-BB at a price which is substantially less then the agreed Issue Price and that MFIC has not represented or otherwise warranted to them that the value of the stock is expected or will rise to or above the price set forth herein above.

     4. Jennings & Lewis warrant and agree that under the terms of their acceptance of the Shares as payment for $500,000 of the Subordinated Loan Balance, that they shall grant to MFIC, an unconditional right to purchase back from them the 500,000 shares of MFIC stock, as described herein above, for a term not to exceed three (3) years from the date of the issuance of the Shares for a fixed price of One Dollar and seventy five cents ($1.75) per share. Jennings & Lewis further warrant and agree that MFIC shall have a first right of refusal to purchase the Shares during the three-year period.

     5. Lake Shore agrees to convert the remaining portion of the Subordinated Loan Balance into a five (5) year promissory note which will become a general corporate obligation of MFIC and which will be subordinated under terms and conditions similar to those set forth in an


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          agreement of subordination between Jennings & Lewis and Comerica, executed and effective as of August 12, 1998 and which may also include those terms and conditions of subordination as set forth in a "Position Statement Regarding Subordinated Debt and Requirements of a Subordination Agreement with a Replacement Lender", which is attached hereto as a portion of EXHIBIT A.. This note would be executed by MFIC in favor of Lake Shore in the amount Three Hundred Thousand Dollars ($300,000), at a per annum interest of 10% for a five (5) year term and subject to the terms and conditions which are set forth below (the "2000 Subordinated Loan").

          A. The execution of the 2000 Subordinated Loan shall not be effected until MFIC has executed the 2000 Credit Facility. Jennings & Lewis and Lake Shore acknowledge and agree that MFIC shall be bound to execute the 2000 Subordinated Loan documents (under the terms and conditions as set forth in this Agreement) not later then two (2) business days after the closing of the 2000 Credit Facility.

          B. The 2000 Subordinated Loan shall be subordinated to the interests of the lender(s) under the 2000 Credit Facility without regard to any provisions contained in the August 14 Agreements. Any provisions regarding acceleration of the subordinated debt or its collection thereof which are contained in the 2000 Credit Facility shall be considered to be binding on the 2000 Subordinated Loan and Lake Shore warrants and agrees that it will not attempt to collect or otherwise accelerate the payment of the 2000 Subordinated Loan except under those provisions which will be contained in the 2000 Subordinated Loan agreement or in the 2000 Credit Facility.

          C. Lake Shore further warrants and agrees that the 2000 Subordinated Loan shall not be transferred, assigned, encumbered, pledged or hypothecated by it during its term, nor shall it dispose of any right, claim, title or interest in the 2000 Subordinated Loan without the express written approval of MFIC as evidenced solely by the Company's Chairman or Board of Directors. Lake Shore grants unconditionally to MFIC a first right of refusal (of not less then ten (10) business days) to purchase the 2000 Subordinated Loan under the same terms and conditions as those offered by or to any qualified purchaser. Lake Shore warrants and agrees that should MFIC grant it the right to sell the 2000 Subordinated Loan to a third party (where such agreement to sell shall not be unreasonably withheld by MFIC), then the terms and conditions of such sale shall clearly require that the purchaser be a qualified investor under the Securities Act of 1933, that such purchaser execute an investment representation letter under terms which are acceptable to MFIC and the terms of the 2000 Credit Facility and that the purchaser execute a letter of assent, agreeing to be bound by the conditions as set forth in this Agreement and all succeeding documents, including the terms and conditions of the 2000 Credit Facility which specifically relate to the subordination of other MFIC obligations and the 2000 Subordinated Loan.


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          D.   Lake Shore and MFIC each agree that the terms of the 2000
               Subordinated Loan shall provide that MFIC shall be required to pay Lake Shore interest only on a quarterly basis, interest in arrears, during the first year of the 2000 Subordinated Loan. Thereafter principal and interest shall be calculated into 48 equal payments payable on the 15th day of each month following the one year anniversary of the 2000 Subordinated Loan agreement.

          E. Lake Shore agrees that the terms of 2000 Subordinated Loan shall provide that neither it, nor the 2000 Subordinated Loan agreement shall restrict or take any action intended to limit or otherwise preclude the 2000 Credit Facility from being transferred or sold from one lender to another for any reason what so ever. Lake Shore further warrants and agrees that it will execute any additional subordination documents or agreements which may be required by each or any lender of the 2000 Credit Facility, or any subsequent borrowing which replaces the 2000 Credit Facility, so long as the terms of such additional subordination documents or agreements are not materially different from the terms as set forth in this document or where in fact they do not impose any restrictions or other conditions which would be considered a substantive change from the rights, duties and obligations of Lake Shore under this Agreement.

          F. Lake Shore grants to MFIC, or a replacement senior lender participating in the 2000 Credit Facility, an unconditional right to purchase the 2000 Subordinated Loan for a discount of Twenty Percent (20%) where such purchase is completed prior to or simultaneous with the closing of the 2000 Credit Facility, as set forth herein above.

6. Except as noted herein after, the parties do hereby release, remise and forever discharge the other of and from any and all claims, causes of action, costs and liabilities of any nature, known or unknown, to the fullest extent permitted by law, arising from or as a result of the August 14 Agreements. Notwithstanding the foregoing, MFIC's obligations: (a) to Jennings & Lewis under their respective employment agreements dated August 14, 1998, (b) to B2 Enterprises, Inc under a lease dated August 14, 1998, and to Lake Shore pursuant to the Subordinated Loans, are not affected by such release and discharge except under the terms and conditions and as anticipated by this Agreement.

Executed by the parties effective at the date first set forth herein above.

                                                      /s/ J. B. Jennings
MFIC Corporation                                  ------------------------------
                                                          J. B. Jennings
/s/ Irwin J. Gruverman
-------------------------------------
Irwin J. Gruverman, Chairman & C.E.O.

                                                      /s/ Bret A. Lewis
                                                  ------------------------------
                                                          Bret A. Lewis

JLJ Properties, Inc.                              Lake Shore Industries, Inc.


/s/ Bret A. Lewis                                 /s/ Bret A. Lewis
-------------------------------------             ------------------------------
Bret A. Lewis, President                          Bret A. Lewis, President


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